Exhibit 3.1

ROSS MILLER                                               Document Number
Secretary of State                                        20120178536-95
204 North Carson Street, Suite 1                          Filing Date and Time
Carson City, Nevada 89701-4520                            03/14/2012 8:00 AM
(775) 684-5708                                            Entity#
Website: www.nvsos.gov                                    E0375552008-9

                                                          Filed in the office of
Certificate of Amendment                                  /s/ Ross Miller
(PURSUANT TO NRS 78.385 AND 78.390)                       Ross Miller
                                                          Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Online Tele-Solutions, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Articles of Incorporation of the Corporation are hereby amended by deleting in its entirety the text following the present article "3. Authorized Stock" and substituting in lieu thereof the following:

3. Shares. The aggregate number of shares which the Corporation shall have the authority to issue shall consist of three hundred twenty-five million (325,000,000) shares, consisting of three hundred million shares (300,000,000) of common stock, par value $0.0001 per share (the "Common Stock"), and twenty-five million shares (25,000,000) of "blank check" preferred stock, par value $0.0001 per share (the "Preferred Stock").


                         [continued on following page]


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,520,000

4. Effective date of filing (optional):
(must be no later than 90 days after the certificate is filed)


5. Signature (Required)

X  /s/ Mario Jakiri Tolentino
------------------------------------------
Signature of Officer


* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                           Online Tele-Solutions Inc.

                            Certificate of Amendment

                      (Pursuant to NRS 78.385 and 78.3900

                                   Page 2 of 2


The board of directors of the corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof."



                  [remainder of page intentionally left blank]